EXHIBIT 99.1

Havertys Reports Operating Results for First Quarter 2025

Atlanta, Georgia, April 30, 2025 – HAVERTYS (NYSE: HVT and HVT.A), today reported operating results for the first quarter ended March 31, 2025.

First quarter 2025 versus first quarter 2024:

•	Diluted earnings per common share (“EPS”) of $0.23 versus $0.14.
•	Consolidated sales decreased 1.3% to $181.6 million. Comparable store sales decreased 4.8%.
•	Gross profit margin was 61.2% compared to 60.3%.

Steven G. Burdette, President and CEO said, "We are pleased to report solid first quarter results with improved gross margins, earnings, and expense control, despite facing several headwinds, including a weak housing market, atypical winter weather in the South, low consumer confidence, and significant shifts in trade policy.

Throughout our 140-year history, we have consistently demonstrated resilience in navigating changes in U.S. economic policy. This experience, along with our solid balance sheet, has equipped us to effectively manage the dynamic U.S. trade policy environment while continuing to serve our customers and deliver value to our shareholders."

NEWS RELEASE – April 30, 2025

First Quarter ended March 31, 2025 Compared to Same Period of 2024
•	Total sales down 1.3%, comp-store sales down 4.8% for the quarter. Total written business was down 2.6% and comp-store written business declined 6.3% for the quarter.
•	Design consultants accounted for 33.2% of written business in 2025 and 32.4% in 2024.
•	Gross profit margins increased to 61.2% in 2025 from 60.3% in 2024.
•	SG&A expenses were 59.0% of sales versus 59.4% and decreased $2.2 million. The primary drivers of this change are:
◦	decrease of $2.0 million in selling expenses as these are predominantly variable costs tied to commissioned-based compensation expense and third-party creditor costs.
◦	decrease in warehouse and delivery costs of $1.7 million driven by lower salaries and related benefit costs.
◦	decrease in advertising costs of $1.1 million aligning with the reduction of sales.
◦	increase in occupancy costs of $1.6 million largely due to costs related to new locations.
◦	increase in administrative expenses of $1.0 million primarily from increased salaries and stock compensation costs.

Balance Sheet and Cash Flow for the Three Months Ended March 31, 2025

•	Cash, cash equivalents, and restricted cash equivalents at March 31, 2025 are $118.3 million.
•
Generated $6.2 million in cash from operating activities primarily from earnings and changes in working capital including a $5.3 million increase in inventories, $2.0 million increase in customer deposits, and a $4.5 million decrease in accrued liabilities and vendor repayments.

•	Invested $6.1 million in capital expenditures.
•	Purchased approximately 94,000 shares of common stock for $2.0 million.
•	Paid $5.2 million in quarterly cash dividends.
•	No debt outstanding at March 31, 2025, and credit availability of $80.0 million.

Expectations and Other
•
Our 2025 guidance includes tariffs currently in effect as of April 30, 2025, but excludes the effects of additional proposed tariffs that have been paused by the Trump Administration. We are closely monitoring the tariff negotiations and evaluating the impact to minimize the effects on our business.

•
Our expectations for gross profit margins for 2025 are unchanged from our prior guidance and are between 60.0% to 60.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.

•
Fixed and discretionary expenses within SG&A for the full year of 2025 are expected to be in the $291.0 to $293.0 million range, unchanged from our previous guidance. Variable SG&A expenses for the full year of 2025 are anticipated to be in the 18.6% to 19.0% range, a decrease from our previous guidance driven by lower warehouse and delivery costs and third-party credit expense.

•	Our effective tax rate for 2025 is expected to be 26.5%, excluding the impact from discrete items and any new tax legislation.
•
Planned capital expenditures for the full year of 2025 are approximately $24.0 million, a $3 million decrease from our previous guidance due to tariff uncertainty. We expect retail square footage will increase approximately 2.0% in 2025 over 2024.

NEWS RELEASE – April 30, 2025

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended March 31,
	2025	2024
Sales	$181.6	$184.0
Gross Profit	111.1	111.0
Gross profit as a % of sales	61.2%	60.3%

SGA
Variable	33.6	37.0
Fixed	73.6	72.4
Total	107.2	109.4
SGA as a % of sales
Variable	18.5%	20.1%
Fixed	40.5%	39.3%
Total	59.0%	59.4%

Pre-tax income	5.3	3.2
Pre-tax income as a % of sales	2.9%	1.7%
Net income	3.8	2.4
Net income as a % of sales	2.1%	1.3%

Diluted earnings per share (“EPS”)	$0.23	$0.14

Other Financial and Operations Data
	Three Months Ended March 31,
	2025	2024
EBITDA (in millions)(1)	$9.9	$6.6
Sales per square foot	$162	$169
Average ticket	$3,314	$3,195

Liquidity Measures
	Three Months Ended March 31,			Three Months Ended March 31,
Free Cash Flow	2025	2024	Cash Returns to Shareholders	2025	2024
Operating cash flow	$6.2	$3.1	Share repurchases	$2.0	$—
			Dividends	5.2	4.8
Capital expenditures	(6.1)	(6.4)	Cash returns to shareholders	$7.2	$4.8
Free cash flow	$0.1	$(3.3)

Cash at period end	$118.3	$117.9

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – April 30, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2025	2024

Net sales	$181,567	$183,997
Cost of goods sold (exclusive of depreciation and amortization)	70,484	72,978
Gross profit	111,083	111,019

Expenses:
Selling, general and administrative	107,202	109,356
Other (income) expense, net	(158)	23
Total expenses	107,044	109,379

Income before interest and income taxes	4,039	1,640
Interest income, net	1,254	1,555

Income before income taxes	5,293	3,195
Income tax expense	1,515	802
Net income	$3,778	$2,393

Basic earnings per share:
Common Stock	$0.24	$0.15
Class A Common Stock	$0.21	$0.13

Diluted earnings per share:
Common Stock	$0.23	$0.14
Class A Common Stock	$0.21	$0.13

Cash dividends per share:
Common Stock	$0.32	$0.30
Class A Common Stock	$0.30	$0.28

NEWS RELEASE – April 30, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Assets
Current assets
Cash and cash equivalents	$111,941	$120,034	$111,818
Restricted cash and cash equivalents	6,347	6,280	6,045
Inventories	88,704	83,419	92,078
Prepaid expenses	12,025	14,576	17,361
Other current assets	13,722	14,587	13,697
Total current assets	232,739	238,896	240,999
Property and equipment, net	182,002	182,622	173,128
Right-of-use lease assets	193,928	194,411	196,976
Deferred income taxes	18,001	17,075	15,594
Other assets	16,020	15,743	13,832
Total assets	$642,690	$648,747	$640,529
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,850	$14,914	$16,980
Customer deposits	42,760	40,733	40,912
Accrued liabilities	32,361	39,635	35,681
Current lease liabilities	36,676	36,283	37,572
Total current liabilities	128,647	131,565	131,145
Noncurrent lease liabilities	181,065	182,096	174,680
Other liabilities	27,617	27,525	28,014
Total liabilities	337,329	341,186	333,839

Stockholders’ equity	305,361	307,561	306,690
Total liabilities and stockholders’ equity	$642,690	$648,747	$640,529

NEWS RELEASE – April 30, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$3,778	$2,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,895	4,946
Share-based compensation expense	2,080	2,643
Other	(924)	58
Changes in operating assets and liabilities:
Inventories	(5,285)	1,878
Customer deposits	2,027	5,075
Other assets and liabilities	3,124	(1,104)
Accounts payable and accrued liabilities	(4,541)	(12,754)
Net cash provided by operating activities	6,154	3,135

Cash Flows from Investing Activities:
Capital expenditures	(6,127)	(6,399)
Proceeds from sale of land, property and equipment	5	48
Net cash used in investing activities	(6,122)	(6,351)

Cash Flows from Financing Activities:
Dividends paid	(5,173)	(4,845)
Common stock repurchased	(2,000)	—
Taxes on vested restricted shares	(885)	(1,853)
Net cash used in financing activities	(8,058)	(6,698)

Decrease in cash, cash equivalents, and restricted cash equivalents during the period	(8,026)	(9,914)
Cash, cash equivalents, and restricted cash equivalents at beginning of period	126,314	127,777
Cash, cash equivalents, and restricted cash equivalents at end of period	$118,288	$117,863

NEWS RELEASE – April 30, 2025

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Three Months Ended March 31,
(in thousands)	2025	2024
Income before income taxes, as reported	$5,293	$3,195
Interest income, net	(1,254)	(1,555)
Depreciation and amortization	5,895	4,946
EBITDA	$9,934	$6,586

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on May 1, 2025 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 130 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – April 30, 2025

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2025, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include but are not limited to: competition from national, regional and local retailers of home furnishings; our ability to anticipate changes in consumer preferences; our ability to successfully implement our growth and other strategies; our ability to maintain and enhance our brand; importing merchandise from foreign sources; fluctuations and volatility in the cost of raw materials and components; our dependence on third-party producers to meet our requirements; our vendors' ability to meet our quality control standards or comply with changes to the legislative or regulatory framework regarding product safety; risks in our supply chain, including price, availability and quality of raw materials and components utilized in the products we sell and our ability to forecast our supply chain needs; our reliance on third-party transportation vendors for product shipments from our suppliers; the effects of labor disruptions or labor shortages; and our ability to attract and retain key employees; the rise of oil and gasoline prices; increased transportation costs; damage to one of our distribution centers; the vulnerability of our information technology infrastructure to cyber-attacks, breaches and other disruptions; changes in general domestic and international economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing government policies, laws and regulations; pending or unforeseen litigation; as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2024 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Tiffany Hinkle
AVP, Financial Reporting
investor.relations@havertys.com

SOURCE:  Haverty Furniture Companies, Inc.